Exhibit (d)(iv)

AMENDMENT TO INVESTMENT ADVISORY AND MANAGEMENT AGREEMENT

This AMENDMENT TO INVESTMENT ADVISORY AND MANAGEMENT AGREEMENT is dated as of August 22, 2008, by and among SUNAMERICA FOCUSED SERIES, INC., a Maryland corporation (the “Corporation”) and AIG SUNAMERICA ASSET MANAGEMENT CORP., a Delaware Corporation (the “Adviser”).

WITNESSETH:

WHEREAS, the Corporation and the Adviser are parties to an Investment Advisory and Management Agreement dated January 1, 1999, as amended, pursuant to which the Adviser furnishes investment management, advisory and administrative services to the various series of the Corporation, including the Focused Large-Cap Value Portfolio (the “Large-Cap Value Portfolio”), Focused Small-Cap Value Portfolio (the “Small-Cap Value Portfolio”) and Focused Large-Cap Growth Portfolio (the “Large-Cap Growth Portfolio” and together with the Large-Cap Value Portfolio and the Small-Cap Value Portfolio, the “Portfolios”).

WHEREAS, in light of certain changes in the management and policies of the Portfolios that were approved by the Board of Directors (“Board”) of the Corporation at a meeting of the Board held on July 21, 2008, the Adviser has agreed to reduce the fees payable to it under the Investment Advisory and Management Agreement with respect to the Portfolios, in the amount set forth herein.

WHEREAS, the Board of Directors of the Corporation has approved this Amendment to Investment Advisory and Management Agreement and it is not required to be approved by the shareholders of the Portfolios.

NOW, THEREFORE, it is hereby agreed between the parties hereto as follows:

1.	Schedule A of the Investment Advisory and Management Agreement is hereby amended to reflect a reduction in the compensation payable to the Adviser thereunder: (i) from an annual rate of 1.00% of average daily net assets to an annual rate of 0.75% of average daily net assets with respect to the Large-Cap Value Portfolio, (ii) from an annual rate of 1.00% of average daily net assets to an annual rate of 0.75% of average daily net assets with respect to the Small-Cap Value Portfolio and (iii) from an annual rate of 0.85% of average daily net assets to 0.75% of average daily net assets with respect to the Large-Cap Growth Portfolio. A copy of the revised Schedule A is attached hereto as Appendix A.

2.	The effective date of this Amendment to Investment Advisory and Management Agreement is August 22, 2008.

3.	The Investment Advisory and Management Agreement, as expressly amended hereto, shall continue in full force and effect.

IN WITNESS WHEREOF, the parties have caused their respective duly authorized officers to execute this Agreement as of the date first above written.

SUNAMERICA FOCUSED SERIES, INC.

By:
Name:	John T. Genoy
Title:	President

AIG SUNAMERICA ASSET MANAGEMENT CORP.

By:
Name:	Peter A. Harbeck
Title:	President & CEO

Appendix A

SCHEDULE A

PORTFOLIO	FEE RATE (as a % of average daily net asset value)
Focused Growth Portfolio	1.00% net assets
Focused Large-Cap Value Portfolio	0.75% net assets
Focused Small-Cap Value Portfolio	0.75% net assets
Focused Large-Cap Growth Portfolio	0.75% net assets
Focused Growth and Income Portfolio	1.00% net assets
Focused Value Portfolio	1.00% net assets
Focused Technology Portfolio	1.00% net assets
Focused Small-Cap Growth Portfolio	1.00% net assets
Focused International Equity Portfolio	1.25% net assets
Focused Balanced Strategy Portfolio	0.10% net assets
Focused Fixed Income and Equity Strategy Portfolio	0.10% net assets
Focused Equity Strategy Portfolio	0.10% net assets
Focused Fixed Income Strategy Portfolio	0.10% net assets
Focused Multi-Asset Strategy Portfolio	0.10% net assets
Focused Dividend Strategy Portfolio	0.35% net assets
Focused Mid-Cap Growth Portfolio	1.00% net assets
Focused Mid-Cap Value Portfolio	1.00% net assets
Focused StarALPHA Portfolio	1.00% net assets

AIG SunAmerica Asset Management Corp.

By:
Name:	Peter A. Harbeck
Title:	President and CEO

SunAmerica Focused Series, Inc.

By:
Name:	John T. Genoy
Title:	President

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